Contacts:
Investors/Analysts
Julie Prozeller
FD
212-850-5721
alliancedata@fd.com

Media
Shelley Whiddon
Alliance Data
214.494.3811
Shelley.Whiddon@AllianceData.com

FD
Kerry Guiliano
617.747.3603
Kerry.Guiliano@fd.com

Alliance Data Reports Record First-Quarter 2011 Results

• Raises Guidance for 2011

Dallas, TX, April 21, 2011 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the quarter ended March 31, 2011.

FIRST-QUARTER SUMMARY	Quarter Ended March 31,
(in millions, except per share amounts)	2011	2010	% Change
Revenue	$740	$664	12%
Net income	86	47	85%
Net income per diluted share	$1.56	$0.84	86%
Diluted shares outstanding	55.4	55.4	—%
*******************************
Supplemental Non- GAAP Metrics: (a)
Adjusted EBITDA	$256	$203	26%
Adjusted EBITDA, net of funding costs	$220	$153	44%
Core earnings per diluted share	$2.03	$1.38	47%

(a)	See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings per diluted share and other non-GAAP financial measures.

CONSOLIDATED RESULTS

Revenue increased 12 percent to $740 million and adjusted EBITDA increased 26 percent to $256 million for the first quarter of 2011. Net income per diluted share (EPS) increased 86 percent to $1.56, and core earnings per diluted share (core EPS) increased 47 percent to $2.03 for the first quarter of 2011, exceeding the Company’s guidance of $1.65.

Diluted shares outstanding were 55.4 million for the first quarter of 2011, consistent with the prior year quarter. The Company’s repurchase of approximately 0.9 million outstanding shares of its common stock during the first quarter of 2011 (diluted share benefit of 0.7 million) and the full dilutive effect of the shares purchased during 2010 were offset by an increase in shares attributable to the assumed conversion of the Company’s convertible senior notes and warrants, which varies based on the average per share price of the Company’s common stock. This assumed conversion added approximately 3.4 million and 1.6 million to the diluted share count for the quarters ended March 31, 2011 and 2010, respectively.

Ed Heffernan, president and chief executive officer, commented, “2011 is off to a great start as the momentum we experienced in 2010 has carried over into this year, and the headwinds from the past three years are behind us. During the first quarter, we saw double-digit growth in revenues, adjusted EBITDA, and earnings-per-share. Our strong top- and bottom-line performance exceeded our expectations, and we are confident that our businesses will continue to perform well throughout 2011. As such, we are raising core EPS guidance from $6.75 to $7.00 for the year.

“After three years of flat issuance, we were very pleased to see AIR MILES® reward miles issued grow 7 percent in the first quarter. In addition, Epsilon continues to post outstanding growth with revenues and adjusted EBITDA, both increasing by 23 percent, driven primarily by several significant program launches in key verticals. Overall, the outlook for Epsilon remains strong, fueled by positive momentum and new client wins. Lastly, Private Label exceeded all expectations for the quarter with revenues and adjusted EBITDA, net of funding costs, growing 9 and 64 percent, respectively. Credit losses and delinquency rates continue to show improvement, yields are up, and we expect this trend to continue, albeit at more modest levels.

Heffernan continued, “Moving on to another important topic—as many people know, our Epsilon business was recently attacked by cyber-thieves, and as a result, a subset of customer email addresses and names on Epsilon’s email system was compromised. A rigorous investigation continues to confirm that no personal identifiable information such as social security numbers or financial data was involved in the incident. The security measures Epsilon has in place meet industry standards – and be assured that increased security measures have and will continue to be implemented as we continue to set even higher standards. Unfortunately the industry as a whole continues to be a target for these insidious crimes, and we will continue to work with federal authorities to bring those responsible to justice and close this investigation.

“To our most valued clients, we continue to take every measure possible to regain your confidence and fully recognize the difficulty this incident has caused consumers. Epsilon is already emerging tougher and is poised to continue delivering solutions that have helped fuel its clients’ growth and provide permission-based email, and other marketing services that consumers value.”

SEGMENT REVIEW

LoyaltyOne: Revenue increased 9 percent to $218 million and adjusted EBITDA increased 9 percent to $58 million for the first quarter of 2011. A stronger Canadian dollar added approximately $11 million and $3 million to revenue and adjusted EBITDA, respectively, for the first quarter of 2011.

For LoyaltyOne’s Canadian operations, revenue was CDN$212 million for the first quarter of 2011, up 3 percent from the prior year quarter. Revenue growth for the first quarter of 2011 was dampened by the runoff of amortized revenue, which had a negative year-over-year impact of approximately CDN$13 million. Total expenses were CDN$154 million for the first quarter of 2011, up 2 percent from the prior year quarter, primarily due to increased fulfillment costs related to higher redemption volumes. Adjusted EBITDA was CDN$60 million for the first quarter of 2011, up 4 percent from the prior year quarter, as a result of growth in AIR MILES reward miles issued and increased margins on redemptions, partially offset by the runoff of the amortized revenue. Adjusted EBITDA margins were approximately 28 percent for the first quarter of 2011, consistent with the prior year quarter.

AIR MILES reward miles issued during the first quarter of 2011 increased 7 percent compared to the prior year quarter due to positive growth in consumer credit card spending, an indication that discretionary spend is accelerating in Canada, as well as increased promotional activity in the grocer sector and higher gas prices. AIR MILES reward miles redeemed during the first quarter of 2011 increased 11 percent compared to the prior year quarter due to increased travel rewards. Recent modifications to the AIR MILES® Reward Program, which were done in ordinary course to manage the program and the ultimate redemption rate, contributed to the increase in redemptions during the first quarter of 2011. Going forward, the Company expects redemption growth to moderate and trend to low single-digit year-over-year increases for the remainder of 2011.

During the quarter, LoyaltyOne announced a long-term contract renewal with Sobey’s, a leading Canadian grocer and retailer. Additionally, LoyaltyOne announced an agreement with The Children’s Place, North America’s largest pure-play children’s specialty apparel retailer, to participate as a national sponsor in the AIR MILES Reward Program. The dotz coalition loyalty program in Brazil, in which the Company has an approximate 33 percent ownership interest as of March 31, 2011, continues to gain momentum. Our first region to roll-out, Belo Horizonte, continues to exceed expectations with over 500,000 members enrolled and more than a 75 percent activation rate. With the success in Belo Horizonte, dotz is expanding into other regions, while finalizing an agreement with its first national sponsor, Banco do Brasil. This agreement, pending execution, would provide access to the bank’s more than 30 million customer accounts—positioning dotz for a national rollout with Banco in mid-2011.

Epsilon: Revenue increased 23 percent to $156 million, and adjusted EBITDA increased 23 percent to $34 million for the first quarter of 2011. Adjusted EBITDA margin was 22 percent for the first quarter of 2011, consistent with the prior year quarter. The acquisition of the Direct Marketing Services (DMS) division of Equifax, Inc. on July 1, 2010 added approximately $15 million and $4 million of revenue and adjusted EBITDA, respectively, to the first quarter of 2011.

Revenue in the database/digital businesses increased 21 percent to $98 million for the first quarter of 2011, driven by several significant launches during the latter part of 2010 and in the first quarter of 2011. Revenue in the data/other businesses increased 28 percent to $58 million for the first quarter of 2011, driven by mid-single digit growth in Abacus and the acquisition of DMS. Total expenses increased 23 percent to $124 million for the first quarter of 2011, principally due to expenses assumed with the DMS acquisition and higher payroll costs, which support both current and future revenue growth. Total expenses as a percentage of revenue were flat with the first quarter of 2010.

Major signings in the quarter included a new agreement with Norwegian Cruise Line to manage and host their consumer database, provide analytics and marketing strategy support, as well as data services. Overall, the outlook for Epsilon’s business remains strong as the major offerings continue to demonstrate positive momentum. Specifically, the database/digital business continues to reap the benefits of strong new client wins, producing a solid implementation stream throughout 2011. In addition, the DMS acquisition continues to meet expectations as it is contributing not only to data product offerings but also to the Company’s developing on-line capabilities.

Private Label Services and Credit: Revenue increased 9 percent to $369 million and adjusted EBITDA, net of funding costs increased 64 percent to $147 million for the first quarter of 2011.

Finance charges, net, increased $36 million for the first quarter of 2011. A higher gross yield added approximately $51 million to finance charges, net, while a decline in average credit card receivables lowered finance charges, net, by approximately $15 million. Partially offsetting this increase, transaction revenue decreased $6 million primarily due to lower merchant fees. Gross yield for the first quarter of 2011 increased to approximately 28 percent, up from 24 percent in the prior year quarter. The improvement was due to changes in cardholder terms made throughout 2010, coupled with the anniversary of the negative impact to gross yield in the first quarter of 2010 associated with the implementation of the Credit Card Accountability Responsibility and Disclosure Act of 2009, or CARD Act.

Credit sales increased approximately 5 percent for the first quarter of 2011 as consumer spending accelerated. Average credit card receivables, conversely, declined approximately 4 percent from the first quarter of 2010 due to a 210 basis point increase in customer payment rates to 18.8 percent and the run-off of terminated credit card programs. The increase in payment rates primarily reflects cardholder payment behavior returning to pre-recessionary patterns.

Credit card receivables were $4.8 billion at March 31, 2011, down 4 percent compared to March 31, 2010, while the allowance for loan loss was $490 million at March 31, 2011 or slightly over 10 percent of ending credit card receivables. Provision for loan loss expense declined 23 percent to $68 million for the first quarter of 2011 as a result of lower credit card receivables and improving credit trends. The principal charge-off rate for the first quarter of 2011 was 7.9 percent, down from 9.4 percent in the prior year quarter. Delinquency rates improved to 4.9 percent of principal receivables at March 31, 2011, down from 5.6 percent at March 31, 2010.

Portfolio funding costs, which consist of securitization funding costs and interest expense on certificates of deposit, were $37 million for the first quarter of 2011, or 3 percent of average credit card receivables, compared to $50 million, or 4 percent of average credit card receivables, in the first quarter of 2010. The decrease is attributable to a $10 million positive mark-to-market on interest rate derivatives as of March 31, 2011. This non-cash gain has been excluded from the calculation of core EPS and is netted against the non-cash interest expense line in the attached RECONCILIATION OF NON-GAAP INFORMATION.

As of March 31, 2011, available liquidity at the bank subsidiary level totaled $3.6 billion, including $225 million of cash. The tier 1 risk-based capital ratio, tier 1 leverage ratio and total risk-based capital ratio for the Company’s main bank subsidiary, World Financial Network National Bank, were 15 percent, 14 percent and 16 percent, respectively at March 31, 2011.

During the quarter, Private Label signed a new, long-term agreement to provide private label credit card services to J.Jill, a leading multichannel fashion retailer of women’s apparel, accessories, and footwear. Private Label also purchased J.Jill’s existing file of private label credit card accounts, a moderate size portfolio of approximately $40 million.

Corporate Liquidity

Corporate liquidity remained strong with approximately $400 million available at March 31, 2011, representing $75 million of cash outside the Company’s bank subsidiaries and $325 million of available borrowing capacity. The key loan covenant ratio, core debt to operating cash flow, was 2.3 to 1 at March 31, 2011, substantially below the covenant ratio of 3.75 to 1.

The Company currently operates under a board approved program authorizing the repurchase of up to an aggregate amount of $400 million of the Company’s common stock through the end of 2011. During the first quarter of 2011, the Company acquired 0.9 million shares under this plan. As of March 31, 2011, $266.6 million remains available to spend under this program.

2011 Outlook

Second Quarter 2011: The Company expects high single-digit growth in revenue and adjusted EBITDA for the second quarter of 2011. Core EPS is expected to increase to $1.60 for the second quarter of 2011, a 16 percent increase compared to the prior year quarter. Core EPS will decrease from the first quarter of 2011, because the provision for loan loss expense is generally lowest in the first quarter.

Full Year: The Company’s guidance for 2011 is based on current market trends and excludes any benefit from potential acquisitions. Given the strong start to 2011, the Company is raising its 2011 EPS and core EPS guidance to $4.90 and $7.00, respectively, representing increases of approximately 40 percent and 20 percent, respectively, compared to 2010.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, April 21, 2011 at 8:30 a.m. (Eastern Time) to discuss the Company’s 2011 first-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “58408391”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on April 28, 2011.

About Alliance Data

Alliance Data® (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs approximately 7,400 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act, potential effects of the Epsilon data incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenue	$740.4	$663.5
Operating expenses:
Cost of operations	425.4	383.2
Provision for loan losses	67.7	88.0
Depreciation and amortization	35.4	34.1

Total operating expenses	528.5	505.3

Operating income	211.9	158.2
Interest expense, net:
Securitization funding costs	31.0	41.6
Interest expense on certificates of deposit	5.7	8.6
Interest expense on long-term and other debt, net	34.8	32.5

Total interest expense, net	71.5	82.7

Income before income taxes	140.4	75.5
Income tax expense	54.0	28.8

Net income	$86.4	$46.7

Per share data:
Basic – Net income	$1.69	$0.89

Diluted – Net income	$1.56	$0.84

Weighted average shares outstanding – basic	51.1	52.4
Weighted average shares outstanding – diluted	55.4	55.4

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED BALANCE SHEET
(In millions)
(Unaudited)

	As of	As of December 31,	As of
	March 31,	2010	March 31,
	2011		2010
ASSETS
Cash and cash equivalents	$300.4	$139.1	$220.6
Credit card receivables, net	4,374.9	4,838.4	4,507.6
Redemption settlement assets(1)	483.9	472.4	515.3
Intangible assets, net	302.0	314.4	300.1
Goodwill	1,229.0	1,221.8	1,173.1
Other assets	1,339.3	1,286.1	1,203.1

Total assets	$8,029.5	$8,272.2	$7,919.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,238.3	$1,221.2	$1,171.5
Certificates of deposit	830.7	859.1	1,150.4
Asset-backed securities debt – owed to securitization investors	3,299.4	3,660.1	3,229.5
Debt(2)	2,009.2	1,869.8	1,850.7
Other liabilities	600.9	638.9	571.2

Total liabilities	7,978.5	8,249.1	7,973.3
Stockholders’ equity	51.0	23.1	(53.5)

Total liabilities and stockholders’ equity	$8,029.5	$8,272.2	$7,919.8

(1) LoyaltyOne redemption settlement assets aggregate $549 million at March 31, 2011, including investments of $65 million in retained interests in the World Financial Network National Bank Master Trusts. These amounts have been eliminated with the consolidation of these Master Trusts under ASC 860.

(2) Included in debt is a discount of $215.2 million, $232.9 million and $283.2 million as of March 31, 2011, December 31, 2010 and March 31, 2010, respectively, associated with the Company’s adoption of an accounting standard associated with its convertible debt.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$86.4	$46.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35.4	34.1
Deferred income taxes	7.8	18.3
Provision for loan loss	67.7	88.0
Non-cash stock compensation	9.1	10.6
Amortization of discount on convertible senior notes	17.7	15.9
Change in operating assets and liabilities, net of acquisitions	6.9	2.7
Other	(20.6)	(9.7)

Net cash provided by operating activities	210.4	206.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	4.4	7.1
Change in credit card receivables	433.0	397.5
Purchase of credit card receivables	(42.7)	–
Capital expenditures	(18.6)	(15.4)
Change in cash collateral, restricted	(132.6)	26.2
Other	15.2	27.7

Net cash provided by investing activities	258.7	443.1
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	202.0	346.0
Repayment of borrowings	(77.3)	(288.2)
Issuances of certificates of deposit	75.0	31.4
Repayments of certificates of deposit	(103.4)	(346.0)
Proceeds from asset-backed securities	174.5	101.0
Maturities of asset-backed securities	(535.2)	(557.4)
Proceeds from issuance of common stock	12.5	6.6
Purchase of treasury shares	(61.4)	(14.5)
Other	5.7	(2.1)

Net cash used in financing activities	(307.6)	(723.2)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(0.9)
Change in cash and cash equivalents	161.3	(74.4)

Cash effect on adoption of ASC 860 and ASC 810	–	81.6
Cash and cash equivalents at beginning of period	139.1	213.4

Cash and cash equivalents at end of period	$300.4	$220.6

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010	Change
Segment Revenue:
LoyaltyOne	$217.7	$199.7	9%
Epsilon	155.7	126.3	23%
Private Label Services and Credit	368.9	339.2	9%
Corporate/Other	0.3	0.8	nm
Intersegment	(2.2)	(2.5)	nm

	$740.4	$663.5	12%

Segment Adjusted EBITDA:
LoyaltyOne	$58.3	$53.6	9%
Epsilon	33.7	27.3	23%
Private Label Services and Credit	183.3	139.7	31%
Corporate/Other	(17.4)	(15.9)	9%
Intersegment	(1.5)	(1.8)	nm

	$256.4	$202.9	26%

Key Performance Indicators:
Private Label statements generated	34.7	36.2	(4)%
Average receivables	$4,968.5	$5,185.1	(4)%
Credit sales	$1,953.7	$1,852.7	5%
AIR MILES reward miles issued	1,110.5	1,037.7	7%
AIR MILES reward miles redeemed	988.6	893.2	11%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:		2011	2010
Net income	$	86.4	$46.7
Income tax expense		54.0	28.8
Total interest expense, net		71.5	82.7
Depreciation and other amortization		16.8	16.3
Amortization of purchased intangibles		18.6	17.8

EBITDA		247.3	192.3
Stock compensation expense		9.1	10.6

Adjusted EBITDA	$	256.4	$202.9

Less: funding costs(1)		(36.7)	(50.2)

Adjusted EBITDA, net of funding costs	$	219.7	$152.7

Core Earnings:
Net income	$	86.4	$46.7
Add back non-cash non-operating items:
Stock compensation expense		9.1	10.6
Amortization of purchased intangibles		18.6	17.8
Non-cash interest expense(2)		13.6	18.5
Income tax effect (3)		(15.1)	(17.1)

Core earnings	$	112.6	76.5

Weighted average shares outstanding – diluted		55.4	55.4
Core earnings per share – diluted	$	2.03	$1.38

(1)	Represents interest expense on certificates of deposit and securitization funding costs.

(2)	Represents amortization of imputed interest expense associated with our convertible debt, amortization of debt issuance costs and the gain on mark to market of interest rate derivatives for 2011.

(3)	Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended March 31, 2011
		Depreciation and	Stock Compensation	Adjusted EBITDA
	Operating Income	Amortization	Expense	(1)
LoyaltyOne	$51.1	$5.2	$2.0	$58.3
Epsilon	11.5	19.9	2.3	33.7
Private Label Services and Credit	172.7	9.0	1.6	183.3
Corporate/Other	(21.9)	1.3	3.2	(17.4)
Intersegment Eliminations	(1.5)	–	–	(1.5)

	$211.9	$35.4	$9.1	$256.4

	Three Months Ended March 31, 2010
		Depreciation and	Stock Compensation	Adjusted EBITDA
	Operating Income	Amortization	Expense	(1)
LoyaltyOne	$45.3	$6.1	$2.2	$53.6
Epsilon	7.3	18.0	2.0	27.3
Private Label Services and Credit	129.5	8.5	1.7	139.7
Corporate/Other	(22.1)	1.5	4.7	(15.9)
Intersegment Eliminations	(1.8)	–	–	(1.8)

	$158.2	$34.1	$10.6	$202.9

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.